EXHIBIT 99.1
TOREADOR ANNOUNCES COMMITMENTS FOR
$25 MILLION PRIVATE PLACEMENT OF EQUITY
     DALLAS, TEXAS — (September 14, 2005) — Toreador Resources Corporation (Nasdaq:TRGL) today announced that it has received written commitments from institutional investors for a private placement of approximately 806,450 shares of common stock, at a per share price equal to an approximate 9.4% discount to the per share closing price on the Nasdaq National Market System on Friday, September 9, 2005 (the pricing date). The shares are to be sold at a discount since the issuance of the shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The private placement is expected to close and fund on or about September 15, 2005. When all the commitments close, the gross proceeds are expected to be approximately $25 million. The net proceeds from the offering will be used for general corporate purposes, including funding a portion of the company’s exploration and development activities during 2005.
     The common stock offered and to be sold in the private placement has not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. Toreador has agreed to file a registration statement within 60 days of closing and use commercially reasonable efforts to have the registration statement declared effective within 120 days of closing to allow the resale of these shares of common stock.
     This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.
ABOUT TOREADOR
     Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. In the United States, Toreador
(more)

Toreador Announces Commitments for $25Million Private Placement of Equity	Page 2 of 2
primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.
Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
###
CONTACT:
Toreador Resources
Stewart P. Yee, VP Investor Relations
214-559-3933 or 800-966-2141